EXHIBIT 11--COMPUTATIONS OF EARNINGS PER SHARE

GTECH HOLDINGS CORPORATION AND SUBSIDIARIES
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                                                               Three Months Ended            Nine Months Ended
                                                          ---------------------------   ---------------------------
                                                          November 23,   November 25,   November 23,   November 25,
                                                              1996           1995           1996           1995
                                                          ------------   ------------   ------------   ------------
                                                                   (In thousands, except per share amounts)

Primary:  (1)
     Net income .......................................   $     19,080   $     15,972   $     54,784   $     50,778
                                                          ============   ============   ============   ============


     Weighted average common shares outstanding .......         43,054         43,249         43,076         43,300

     Net effect of dilutive stock options--based on the
         treasury stock method using the average
         market price for the period ..................            326            270            303            368
                                                          ------------   ------------   ------------   ------------

     Totals ...........................................         43,380         43,519         43,379         43,668
                                                          ============   ============   ============   ============


     Earnings per common share ........................   $        .44   $        .37   $       1.26   $       1.16
                                                          ============   ============   ============   ============




Fully diluted: (1)
     Net income .......................................   $     19,080   $     15,972   $     54,784   $     50,778
                                                          ============   ============   ============   ============


     Weighted average common shares outstanding .......         43,054         43,249         43,076         43,300

     Net effect of dilutive stock options--based on the
         treasury stock method using the quarter-end
         market price which is higher than the average
         market price .................................            384            270            379            427
                                                          ------------   ------------   ------------   ------------

     Totals ...........................................         43,438         43,519         43,455         43,727
                                                          ============   ============   ============   ============


     Earnings per common share ........................   $        .44   $       .37    $       1.26   $       1.16
                                                          ============   ============   ============   ============



(1) The primary and fully diluted earnings per share were not presented on the face of the Consolidated Income Statements because fully diluted earnings per share differed by less than three percent from earnings per share calculated based on weighted average common shares.

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